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                                                                    Exhibit 8(f)

                   AMENDMENT TO FUND PARTICIPATION AGREEMENT

                                (SERVICE SHARES)

     This Amendment (this "Amendment") dated September 1, 2006 to the Fund Participation Agreement dated February 25, 2000 (the "Agreement") between Janus Aspen Series, an open- end management investment company organized as a Delaware business trust (the "Trust"), and Commonwealth Annuity and Life Insurance Company, a life insurance company organized under the laws of the Commonwealth of Massachusetts as successor-in-interest to Allmerica Financial Life Insurance and Annuity Company (the "Company").

                                    RECITALS

WHEREAS, effective September 1, 2006, Allmerica Financial Life Insurance and Annuity Company changed its name to Commonwealth Annuity and Life Insurance Company; and

WHEREAS, the parties wish to further amend the Agreement as set forth below.

                                   AMENDMENT

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

     1. The name of the company on the Agreement shall be changed from Allmerica Financial Life Insurance and Annuity Company to Commonwealth Annuity and Life Insurance Company.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

JANUS ASPEN SERIES                       COMMONWEALTH ANNUITY AND LIFE INSURANCE
                                         COMPANY

By: /s/ Stephanie Grauerholtz-Lofton     By: /s/ Michael Reardon
    -----------------------------------      -----------------------------------
Name: Stephanie Grauerholtz-Lofton       Name: Michael Reardon
Title: Vice President                    Title: President